Exhibit 99.1

HEIDRICK & STRUGGLES

NEWS

HEIDRICK & STRUGGLES REPORTS FOURTH QUARTER

AND FULL YEAR 2005 FINANCIAL RESULTS

Increases Revenue and Significantly Improves Profitability

CHICAGO (March 1, 2006)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for its fourth quarter and fiscal year ended December 31, 2005.

In the 2005 fourth quarter, consolidated net revenue increased 2.1 percent to $100.7 million from $98.7 million in 2004. Operating income was $10.0 million, up 47.8 percent over operating income of $6.7 million in 2004. In the full year 2005, consolidated net revenue increased 9.8 percent, to $412.3 million, from $375.4 million in 2004. Excluding restructuring charges, 2005 adjusted operating income would have been $44.0 million, representing a 10.7 percent operating margin, a significant increase over 2004 adjusted operating income of $29.2 million and operating margin of 7.8 percent.

Thomas J. Friel, chairman and chief executive officer of Heidrick & Struggles, said, “We continued our focus on cost containment initiatives in the fourth quarter, while stepping up new growth initiatives. The combination of these efforts in the quarter contributed to a very significant year, especially having achieved our operating margin goal of 10 percent, excluding restructuring charges. We added 9 consultants in the fourth quarter and 18 in the year, while achieving record 2005 productivity levels. With the improvements we made to our operating cost structure, we are in a better position to invest in profitable growth going forward, further capitalizing on the expansion of the executive search and leadership consulting industry.”

Fourth Quarter Results

In the 2005 fourth quarter, consolidated net revenue of $100.7 million increased 2.1 percent from $98.7 million in 2004. On a constant currency basis, results would have been approximately three percentage points higher. Net revenue grew 7.0 percent in the Americas region and 16.3 percent in the Asia Pacific region, but decreased 9.2 percent in Europe where unfavorable foreign currency translation reduced reported growth in this region by approximately eight percentage points. The total number of confirmed executive searches was essentially unchanged from the 2004 fourth quarter.

Operating income was $10.0 million, up 47.8 percent over 2004 fourth quarter operating income of $6.7 million. The reported operating margin was 9.9 percent, compared to 6.8 percent in the 2004 fourth quarter, and the adjusted operating margin, excluding restructuring charges, would have been 10.0 percent. The year-over-year improvement in operating income and operating margin reflects steps taken in 2005 to improve the company’s operating platform and financial model, including the second quarter restructuring, further alignment of consultant compensation with profitability objectives, as well as the leverage that is inherent in higher net revenue levels. In addition, as reported during the second quarter, the company adopted a new compensation policy whereby a portion of discretionary bonus payments for management and consultants are made in the form of restricted stock units (RSUs) that vest over three years in order to increase their alignment with long-term value creation interests of shareholders. This change resulted in a benefit to compensation expense of $1.3 million and $6.1 million for the fourth quarter and full-year, respectively.

Reported net income was $6.9 million and fully diluted earnings per share were $0.36, and reflected a 42.2 percent effective tax rate (after discrete items.) At the end of the third quarter, the company had projected its annual effective tax rate for 2005 (before discrete items) to be between 15 and 20 percent. Fourth quarter and full year results included higher US pre-tax income, a lower foreign earnings mix and higher related US income tax expense relative to the tax provision forecast, which resulted in a reported 2005 effective tax rate of 22.1 percent (before discrete items). The fourth quarter adjustment to the full year effective tax rate (before discrete items) resulted in a fourth quarter effective tax rate of 29.2 percent (before discrete items), approximately $1.1 million or $0.06 per diluted share higher than projected at the end of the third quarter. Also included in the fourth quarter results were discrete tax items, primarily related to adjustments to estimated tax accruals. These fourth quarter discrete items resulted in additional income tax expense of $1.6 million, or approximately $0.08 on a diluted per share basis.

Consolidated salaries and employee benefits expenses were $66.7 million, including the beneficial impact of changes to discretionary bonus awards paid in equity as discussed earlier, and increased 5.6 percent from $63.1 million in the comparable quarter of 2004. As a percentage of net revenue, salaries and employee benefits were 66.2 percent for the quarter, compared to 64.0 percent in the year ago period. This increase largely reflects an increase in performance-related compensation accruals from increased revenue levels. Results included total stock-based compensation expense of $3.5 million during the quarter.

Consolidated general and administrative expenses were $24.0 million, down 19.3 percent from $29.7 million reported in the year ago period. As a percentage of net revenue, consolidated general and administrative expenses declined to 23.8 percent from 30.1 percent in the 2004 fourth quarter. The improvement reflects efforts undertaken to reduce operating expenses in the 2005 restructuring and a continued focus on cost control. The positive year-over-year comparison also reflects several items in the fourth quarter of 2004 that were not repeated in the fourth quarter of 2005, including the company’s 2004 worldwide partner meeting and higher professional services fees, partially offset by changes in accounting estimates for bad debt allowances and rebillable expenses.

Twelve-Month Results

For the fiscal year ended December 31, 2005, consolidated net revenue increased 9.8 percent, to $412.3 million, from $375.4 million in 2004. On a constant currency basis, the positive impact of exchange rate fluctuations was less than one percentage point to reported growth. Reported 2005 operating income of $21.5 million included $22.5 million in restructuring charges.

Excluding restructuring charges of $22.5 million, which management believes more appropriately reflects core operations, adjusted 2005 operating income would have been $44.0 million, representing a 10.7 percent operating margin, a significant increase over 2004 adjusted operating income of $29.2 million and operating margin of 7.8 percent. 2004 adjusted operating income excluded restructuring charges of $0.6 million.

Reported net income for 2005 of $39.2 million and diluted earnings per common share of $1.98 included $22.5 million in restructuring charges ($14.5 million in restructuring charges after tax) and reflected an effective tax rate of 22.1 percent before discrete items and an effective tax benefit rate of 37.7 percent after discrete items. The 2005 effective tax rate, before discrete items, of 22.1 percent was impacted by $5.7 million of reversals of portions of the tax valuation allowances established in 2003 against deferred tax assets. The 2005 tax benefit rate, after discrete items, of 37.7 percent was substantially impacted by an additional $18.9 million of discrete reversals of portions of the tax valuation allowances established in 2003 against deferred tax assets.

The number of consultants increased to 315 as of December 31, 2005, compared to 306 consultants as of September 30, 2005 and 297 as of December 31, 2004. Consultant productivity increased in 2005 as executive search revenue per consultant rose to an annualized rate of $1.3 million, compared to $1.2 million in 2004.

Net cash provided by operating activities was $33.4 million in 2005, compared to $25.7 million in 2004. Results included $35.3 million and $14.0 million in cash related restructuring charges in 2005 and 2004, respectively. Cash, cash equivalents and short-term investments at December 31, 2005 were $203.7 million, compared to $222.8 million at December 31, 2004, and $193.9 million at September 30, 2005. Significant uses of cash in 2005 included $37.2 million to repurchase treasury stock, $17.6 million to settle the remaining liability on the September 2004 monetization of Google common stock, and cash related restructuring costs of $35.3 million. Approximately $40 million of 2005 accrued bonus compensation was paid in December 2005 and remaining cash awards of approximately $50 million will be paid in March 2006.

On September 16, 2005, the company announced a $50 million stock repurchase program. Under this current program, the company has repurchased 293,626 shares for a total consideration of $9.7 million.

Regional Review

For the fourth quarter, the Americas reported net revenue of $59.5 million, up 7.0 percent over the fourth quarter of 2004. Strong results from the Industrial and Professional Services industry groups, which both achieved double digit year-over-year net revenue growth, as well as record consultant productivity in the quarter, contributed to strong revenue growth in this region. The fourth quarter operating margin of 18.8 percent reflected increased hiring in the second half of 2005 as well as higher than expected bonus accruals as a result of higher than forecasted net revenue. The decrease in operating margin compared to the 26.7 percent operating margin in the 2004 fourth quarter was also due to significant, non-recurring items that benefited the 2004 fourth quarter margin including changes in accounting estimates for bad debt allowances and rebillable expenses.

For the full year 2005, the Americas reported net revenue of $238.6 million, up 11.3 percent over 2004, and operating income of $50.4 million, up 7.4 percent over 2004. The 2005 operating margin was 21.1 percent compared to 21.9 percent in 2004.

In Europe, 2005 fourth quarter net revenue of $31.6 million declined from the prior year quarter by 9.2 percent, which included the unfavorable impact of approximately eight percentage points from foreign currency translation on reported growth. The decrease in net revenue, most notably in Germany, followed the restructuring in the second quarter of 2005. The fourth quarter operating margin of 5.9 percent improved from 3.1 percent in the 2004 fourth quarter, but was down from the third quarter margin of 10.9 percent as a result of lower sequential revenue and related leverage.

For the year, net revenue in Europe of $134.3 million improved 3.8 percent over 2004. The Health Care and Technology industry groups reported significant year-over-year net revenue increases. Operating income in 2005 was $7.7 million, up 112.9 percent over 2004 and the operating margin of 5.7 percent improved from 2.8 percent in 2004. The improvement in operating income and the operating margin reflects steps taken in 2005 to improve the region’s operating platform, including the second quarter restructuring.

In Asia Pacific, fourth quarter net revenue of $9.6 million increased 16.3 percent from 2004, and was unfavorably impacted by a two percentage point reduction from foreign currency translation. Net revenue growth was driven by continued strong business across the region with especially strong growth from the Consumer, Financial Services, Industrial, and Technology industry groups. The operating margin of 31.3 percent increased from 15.7 percent in the 2004 fourth quarter, primarily as a function of leverage inherent in higher net revenue levels.

For the year, 2005 net revenue in Asia Pacific increased 24.5 percent to $39.5 million, which included a two percentage point benefit from foreign currency translation. Net revenue growth was driven by especially strong performance from the Consumer, Financial Services, Healthcare, Industrial, and Technology industry groups and a double-digit increase in executive search revenue per consultant. Operating income of $10.4 million increased 64.8 percent over 2004 and the operating margin improved to 26.4 percent, from 19.9 percent in 2004, largely as a function of leverage inherent in higher net revenue levels.

Outlook

Chairman and CEO, Thomas J. Friel said, “As we head into 2006, we are very encouraged by the opportunities we see to capitalize on the growing demand for executive search and leadership consulting services. We are confident that the improved cost structure we established in 2004 and 2005, as well as the growth initiatives we are executing on today will allow us to achieve more profitable growth going forward. Our focus on margin expansion remains a priority for 2006, especially in Europe, but we are also increasing our strategic investments in hiring and training new consultants and that effort will continue through 2006, with a goal to grow our current consultant base by approximately 10 percent this year.”

Consistent with the company’s long-term focus for the business and reflecting the inherent short-term nature of contracts in its business, the company is modifying its approach to providing financial guidance. Beginning in 2006, the company will provide guidance for consolidated net revenue and operating margin on an annual basis only. On a quarterly basis, the company will continue to provide a review of the past quarter, an overview of its business environment, updates on key metrics useful in evaluating the business and an update on its annual outlook, as well as any other long-term performance goals it has previously established and shared publicly.

For 2006, the company expects to achieve consolidated net revenue of between $445 million and $465 million, representing growth over 2005 net revenue of between 8 percent and 13 percent. At those net revenue levels, the company expects its 2006 full-year operating margin to improve to approximately 12 percent, including approximately $5 million in incremental stock-based compensation expense under new accounting rules for stock-based compensation.

Net income and earnings per share reflected a full year effective tax rate of 5.5 percent for 2004 and an effective tax benefit rate of 37.7 percent for 2005. In 2006, the company expects to return to a more normalized effective tax rate of between 40 percent and 42 percent. The quarterly and full-year tax rate estimates can be significantly impacted by country-level results, can vary significantly by reporting period, and are impacted by discrete items that require immediate recognition in a particular quarter rather than being considered as part of the annual effective tax rate.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review fourth quarter and 2005 annual results today, March 1, at 9:00 am (CT). Participants may access the company’s call and supporting slides through the Internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, the company has focused on quality service and built strong leadership teams through its relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit http://www.heidrick.com.

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts for analysts:	Eileen Kamerick, CFO	312-496-1557 or ekamerick@heidrick.com
	Julie Creed, VP IR	312-496-1774 or jcreed@heidrick.com

Contact for media:	Jill Totenberg	212-994-7363
The Totenberg Group

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,
	2005	2004	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$100,737	$98,670	$2,067	2.1%
Reimbursements	4,818	7,841	(3,023)	-38.6%

Total revenue	105,555	106,511	(956)	-0.9%

Operating expenses:
Salaries and employee benefits	66,692	63,140	3,552	5.6%
General and administrative expenses	23,994	29,729	(5,735)	-19.3%
Reimbursed expenses	4,818	6,344	(1,526)	-24.1%
Restructuring charges	76	550	(474)

Total operating expenses	95,580	99,763	(4,183)	-4.2%

Operating income	9,975	6,748	3,227	47.8%

Non-operating income (expense):
Interest income	1,991	1,222
Interest expense	(20)	(155)
Net realized and unrealized gains (losses) on equity and warrant portfolio	(249)	105
Other, net	282	(1,076)

Net non-operating income	2,004	96

Income before income taxes	11,979	6,844

Provision for (benefit from) income taxes	5,050	(2,164)

Net income	$6,929	$9,008

Basic earnings per common share	$0.37	$0.47
Basic weighted average common shares outstanding	18,724	19,145
Diluted earnings per common share	$0.36	$0.44
Diluted weighted average common shares outstanding	19,385	20,366

Salaries and employee benefits as a percentage of net revenue	66.2%	64.0%
General and administrative expense as a percentage of net revenue	23.8%	30.1%
Operating income as a percentage of net revenue	9.9%	6.8%
Effective tax rate	42.2%	—

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended December 31,
	2005	2004	$ Change	% Change	2005 Margin *	2004 Margin *
Revenue:
Americas	$59,522	$55,604	$3,918	7.0%
Europe	31,580	34,779	(3,199)	-9.2%
Asia Pacific	9,635	8,287	1,348	16.3%

Revenue before reimbursements (net revenue)	100,737	98,670	2,067	2.1%
Reimbursements	4,818	7,841	(3,023)	-38.6%

Total revenue	$105,555	$106,511	$(956)	-0.9%

Operating Income (Loss):
Americas	$11,182	$14,852	$(3,670)	-24.7%	18.8%	26.7%
Europe	1,862	1,092	770	70.5%	5.9%	3.1%
Asia Pacific	3,012	1,304	1,708	131.0%	31.3%	15.7%

Total regions	16,056	17,248	(1,192)	-6.9%	15.9%	17.5%
Corporate	(6,005)	(9,950)	3,945	39.6%

Operating income before restructuring charges	10,051	7,298	2,753	37.7%	10.0%	7.4%
Restructuring charges	(76)	(550)	474

Operating income	$9,975	$6,748	$3,227

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2005	2004	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$412,297	$375,432	$36,865	9.8%
Reimbursements	20,553	22,744	(2,191)	-9.6%

Total revenue	432,850	398,176	34,674	8.7%

Operating expenses:
Salaries and employee benefits	273,949	251,186	22,763	9.1%
General and administrative expenses	94,369	96,533	(2,164)	-2.2%
Reimbursed expenses	20,553	21,247	(694)	-3.3%
Restructuring charges	22,493	550	21,943

Total operating expenses	411,364	369,516	41,848	11.3%

Operating income	21,486	28,660	(7,174)	-25.0%

Non-operating income (expense):
Interest income	5,951	2,588
Interest expense	(379)	(197)
Net realized and unrealized gains (losses) on equity and warrant portfolio	(19)	57,072
Other, net	1,443	(1,024)

Net non-operating income	6,996	58,439

Income before income taxes	28,482	87,099

Provision for (benefit from) income taxes	(10,736)	4,791

Net income	$39,218	$82,308

Basic earnings per common share	$2.08	$4.35
Basic weighted average common shares outstanding	18,898	18,941
Diluted earnings per common share	$1.98	$4.11
Diluted weighted average common shares outstanding	19,761	20,012

Salaries and employee benefits as a percentage of net revenue	66.4%	66.9%
General and administrative expense as a percentage of net revenue	22.9%	25.7%
Operating income as a percentage of net revenue	5.2%	7.6%
Effective tax rate	—	5.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Twelve Months Ended December 31,
	2005	2004	$ Change	% Change	2005 Margin *	2004 Margin *
Revenue:
Americas	$238,582	$214,410	$24,172	11.3%
Europe	134,259	129,323	4,936	3.8%
Asia Pacific	39,456	31,699	7,757	24.5%

Revenue before reimbursements (net revenue)	412,297	375,432	36,865	9.8%
Reimbursements	20,553	22,744	(2,191)	-9.6%

Total revenue	$432,850	$398,176	$34,674	8.7%

Operating Income (Loss):
Americas	$50,356	$46,882	$3,474	7.4%	21.1%	21.9%
Europe	7,651	3,593	4,058	112.9%	5.7%	2.8%
Asia Pacific	10,401	6,312	4,089	64.8%	26.4%	19.9%

Total regions	68,408	56,787	11,621	20.5%	16.6%	15.1%
Corporate	(24,429)	(27,577)	3,148	11.4%

Operating income before restructuring charges	43,979	29,210	14,769	50.6%	10.7%	7.8%
Restructuring charges	(22,493)	(550)	(21,943)

Operating income	$21,486	$28,660	$(7,174)

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$39,218	$82,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,245	13,185
Deferred income taxes	(13,127)	(10,554)
Net realized and unrealized gains (losses) on equity and warrant portfolio	19	(57,072)
Stock-based compensation expense, net	13,599	2,065
Restructuring charges	22,493	550
Cash paid for restructuring charges	(35,265)	(13,971)
Changes in assets and liabilities:
Trade and other receivables	(4,863)	(3,827)
Accounts payable	(4,615)	3,496
Accrued expenses	20,269	2,918
Income taxes recoverable (payable), net	(10,674)	3,131
Other assets and liabilities, net	(4,876)	3,430

Net cash provided by operating activities	33,423	25,659

Cash flows from investing activities:
Capital expenditures	(6,138)	(6,021)
Proceeds from sales of equity securities	1,962	128,993
Payments to consultants related to sales of equity securities	(18,310)	(54,702)
Proceeds from sales of short-term investments	236,925	72,420
Purchases of short-term investments	(112,600)	(156,495)
Other, net	116	83

Net cash provided by (used in) investing activities	101,955	(15,722)

Cash flows from financing activities:
Proceeds from stock options exercised	9,569	8,568
Purchases of treasury stock	(37,160)	(2,502)
Payments on debt	—	(569)

Net cash provided by (used in) financing activities	(27,591)	5,497

Effect of foreign currency exchange rates on cash and cash equivalents	(2,526)	3,955

Net increase in cash and cash equivalents	105,261	19,389

Cash and cash equivalents:
Beginning of period	98,428	79,039

End of period	$203,689	$98,428

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$6,929	$9,008
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,617	3,483
Deferred income taxes	3,239	(3,519)
Net realized and unrealized (gains) losses on equity and warrant portfolio	249	(105)
Stock-based compensation expense, net	3,525	497
Restructuring charges	76	550
Cash paid for restructuring charges	(6,640)	(1,113)
Changes in assets and liabilities:
Trade and other receivables	18,817	4,873
Accounts payable	567	3,979
Accrued expenses	(10,919)	(17,680)
Income taxes recoverable (payable), net	811	(5,610)
Other assets and liabilities, net	167	2,684

Net cash provided by (used in) operating activities	19,438	(2,953)

Cash flows from investing activities:
Capital expenditures	(1,670)	(2,073)
Proceeds from sales of equity securities	193	2
Payments to consultants related to sales of equity securities	(108)	(54,631)
Proceeds from sales of short-term investments	60,000	36,445
Purchases of short-term investments	—	(55,470)
Other, net	4	(35)

Net cash provided by (used in) investing activities	58,419	(75,762)

Cash flows from financing activities:
Proceeds from stock options exercised	1,519	1,054
Purchases of treasury stock	(9,662)	(2,502)

Net cash used in financing activities	(8,143)	(1,448)

Effect of foreign currency exchange rates on cash and cash equivalents	64	3,660

Net increase (decrease) in cash and cash equivalents	69,778	(76,503)

Cash and cash equivalents:
Beginning of period	133,911	174,931

End of period	$203,689	$98,428

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$203,689	$98,428
Short-term investments	—	124,325
Accounts receivable, net of allowance for doubtful accounts	53,334	51,843
Other receivables	4,463	4,453
Prepaid expenses	8,178	8,377
Income taxes recoverable, net	3,536	—
Deferred income taxes, net	8,579	2,744

Total current assets	281,779	290,170

Non-current assets:
Property and equipment, net	21,104	27,677
Assets designated for retirement and pension plans	26,727	32,468
Investments	1,839	4,089
Other non-current assets	5,216	3,406
Goodwill	48,601	48,818
Other intangible assets, net	6,016	6,890
Deferred income taxes, net	21,363	7,766

Total other non-current assets	130,866	131,114

Total assets	$412,645	$421,284

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	December 31, 2004
Current liabilities:
Accounts payable	$6,019	$10,986
Accrued salaries and employee benefits	84,169	68,044
Other accrued liabilities	25,314	42,870
Current portion of accrued restructuring charges	6,313	10,609
Income taxes payable, net	—	7,463

Total current liabilities	121,815	139,972

Non-current liabilities:
Retirement and pension plans	31,446	37,941
Non-current portion of accrued restructuring charges	12,297	21,632
Other non-current liabilities	7,879	5,613

Total non-current liabilities	51,622	65,186

Stockholders' equity	239,208	216,126

Total liabilities and stockholders’ equity	$412,645	$421,284